                                                               FORM 3

                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       Washington, D.C. 20549

                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)

1. Name and Address of Reporting Person*  2.  Date of Event Re-     4. Issuer Name and Ticker or Trading Symbol
   Berry             Michael       P.         quiring Statement
   _____________________________________      (Month/Day/Year)         Barnes & Noble, Inc.
   (Last)           (First)     (Middle)
   c/o Barnes & Noble, Inc.                     2/19/01             5. Relationship of Reporting Persons    6. If Amendment,
   122 Fifth Avenue                                                    to Issuer (Check all applicable)        Date of Original
   _____________________________________  3.  I.R.S. Identification                                            (Month/Day/Year)
                (Street)                      Number of Reporing       __ Director       __ 10% Owner
                                              Person, if an entity
   New York          New York   10011         (voluntary)             _X_ Officer (give  __ Other (specify  7. Individual or Joint/
   _____________________________________                                    title below)         below)        Group Filing (Check
   (City)            (State)     (Zip)                                              President                  Applicable Line)
                                                                          _____________________________    _X_ Form filed by One
                                                                                                               Reporting Person

                                                                                                            __ Form filed by More
                                                                                                               than One Reporting
                                                                                                               Person
                                  Table 1 - Non-Derivative Securities Beneficially Owned

1.  Title of Security                 2. Amount of Securities     3. Ownership Form: Direct  4. Nature of Indirect Beneficial
    (Instr. 4)                           Beneficially Owned          (D) or Indirect (I)        Ownership (Instr. 5)
                                         (Instr. 4)                  (Instr. 5)

None

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                          Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative   2. Date Exercisable     3. Title and Amount of      4. Conversion or   5. Ownership     6. Nature of
   Security (Instr. 4)      and Expiration Date     Securities Underlying       Exercise Price     Form of Deri-    Indirect
-----------------------    (Month/Day/Year)         Derivative Security         of Derivative      vative Sec-      Beneficial
                                                    (Instr. 4)                  Security           urity: Dir-      Ownership
                         ---------------------      ----------------------                         ect (D) or In    (Instr. 5)
                                       Expira-                     Amount                          Direct (I)
                           Date Exer-  tion                       or Number                        (Instr. 5)
                           cisable     Date           Title       of Shares
                           ---------   -------     -------------  ---------     --------------    --------------    ---------------

Stock Option
 (Right to Buy)(1)           (2)       11/12/10    Common Stock    100,000         $17.75                D

Explanation of Responses:

(1)  Granted under Barnes & Noble, Inc. 1996 Incentive Plan in transaction exempt under Rule 16b-3.
(2)  One-fourth of these options become exercisable on November 13th of each of the years 2002 through 2005.

**   Intentional misstatements or omissions of facts constitute
     Federal Criminal Violations.                                                /s/Michael P. Berry           March 1, 2001
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                  ---------------------------    -------------
                                                                           **Signature of Reporting Person          Date

                                                                                  Michael P. Berry
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.